DISCENZA & COMPANY, C.P.A.

SAMUEL L. DISCENZA, C.P.A.
50 BROAD STREET
MILFORD, CT 06460

September 21, 2006

To Whom It May Concern:

Re: Abundance Networks, LLC

In regards to the audited financial statements for the years ended March 31, 2004 and March 31, 2005, and for the fiscal period for the period from April 1, 2005 through January 22, 2006 for Abundance Networks, LLC., we hereby consent to the submission of this data, including the Independent Auditors’ Reports and the Footnotes to Financial Statements, to the Securities and Exchange Commission.

/S/ Discenza & Company, C.P.A.

Discenza & Company, C.P.A.